OPERATING ASSET
                               PURCHASE AGREEMENT


THIS OPERATING ASSET PURCHASE AGREEMENT, is made as of the 21st day of January 1998 by and among Coca-Cola Bottling Company Southeast, Incorporated, an Alabama corporation ("SELLER"), CCBC of Nashville, L.P., ("BUYER") a Tennessee limited partnership and an indirect wholly-owned subsidiary of Guarantor, and Coca-Cola Bottling Co. Consolidated, a Delaware corporation ("GUARANTOR"), for purposes of Section 10.4, 10.5 and 10.6 hereof, Walter Matthews, and for purposes of Sections 10.4 and 10.6 hereof, Carolyn Matthews Lowe.

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner and operator of assets utilized in the manufacture, distribution and sale of soft drink products of The Coca-Cola Company, the Dr Pepper Company and other soft drink franchisers (the "BUSINESS"); and

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the operating assets of the Business other than the franchise rights (such franchise rights to be conveyed by Seller to NABC, Inc., a Delaware corporation, pursuant to that certain "FRANCHISE ASSET PURCHASE AGREEMENT" dated of even date herewith); and

         WHEREAS, such purchase and sale shall be pursuant to the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

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                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 SALE OF ASSETS. At the Closing and upon the terms and conditions contained herein, Seller agrees to bargain, sell, assign, convey and transfer to Buyer, and Buyer agrees to purchase and receive from Seller, all of the assets of Seller, other than the Excluded Assets, located at the facility of Seller located at 502 South Court Street, Florence, Alabama (the "FACILITY") or used or usable in the business of Seller in connection with or relating to the Business, whether tangible, real, personal, mixed, booked or unbooked, and wherever located including those assets reflected on the interim financial of Seller dated July 31, 1997 (the "INTERIM BALANCE SHEET") hereinafter collectively referred to as the "PURCHASED ASSETS". The Purchased Assets include, without limitation, all of Seller's right, title and interest in the following property used in and/or constituting the Business wherever located:

         (a) certain land located in Florence, Lauderdale County, Alabama as more specifically described by Exhibit A hereto, together with all right, title and interest, if any, of Seller in and to all (i) land lying in the bed of any street, road or avenue opened, closed or proposed, public or private, in front of or adjoining the land, (ii) any strips or gores in front of or adjacent to the land, (iii) any water ways, courses, streams or ditches in front of or adjoining the land, (iv) any reversionary rights which Seller may have in any easement or license granted with respect to the foregoing (the foregoing being collectively hereinafter referred to as the "LAND") and
         (v) all buildings, improvements, and fixtures appurtenant thereto (hereinafter referred to as the "IMPROVEMENTS") situated on, in, under or serving such Land (the Land and Improvements hereinafter collectively referred to as the "REAL ESTATE");

         (b) all machinery and equipment used or usable in connection with the Business including but not limited to the machinery and equipment described in Exhibit B hereto (the "MACHINERY AND EQUIPMENT");


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         (c) all furniture and furnishings used or usable in connection with the
         Business including but not limited to the furniture and furnishings described in Exhibit C hereto (the "FURNITURE AND FURNISHINGS");

         (d) all supplies and miscellaneous items used or usable in connection with the Business, including but not limited to all repair, instruction, safety and maintenance manuals which are necessary or convenient to the operation and utilization of the Purchased Assets (the "SUPPLIES AND MISCELLANEOUS ITEMS");

         (e) all trucks, trailers, vans, and other rolling stock and vehicles used or usable in connection with the Business including those described on Exhibit D (the "VEHICLES");

         (f) all spare parts, tools and accessories used or usable in connection with the Purchased Assets (the "SPARE PARTS");

         (g)      all cash and cash equivalents;

         (h) all accounts receivable and any other rights to reimbursement or payment from any source including but not limited to any patronage dividends which would be due to Seller from cooperatives;

         (i) Seller's inventory of raw materials, work-in-process, and finished goods (the "INVENTORY");

         (j) all financial, business and other records relating to the Business of Seller, including but not limited to customer records, personnel records, reports to any governmental or regulatory agency (provided that Seller may retain copies of said reports);

         (k) trade secrets, intellectual property rights (including any patents, trademarks, or copyrights, and all rights to computer software whether internally developed or acquired

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         or licensed from third parties), contracts, licenses, production records, accounts (including bank accounts and safe deposit boxes), prepaid expenses, miscellaneous investments (including capital stock of others) and any and all rights to the exclusive use of the names (i) Coca-Cola Bottling Company, Southeast, (ii) Florence Coca-Cola Bottling Company and (iii) all variations thereof.

         (l) to the extent transferable, all product warranties that relate to the Purchased Assets;

         (m) all rights of Seller in and to its rights and obligations under the leases and contracts including those listed on Exhibit E;

         (n) all rights of Seller in and to all licenses, certificates and permits from all federal, state and other public authorities issued in connection with the operation of the Business;

         (o) all keys to the Improvements and all rights to all telephone numbers, facsimile numbers and post office boxes used by the Business;

         (p) all of Seller's other claims, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment relating to the Business;

         (q) all of Seller's unemployment tax reserves held by any applicable state and ratings relating to the Business to the extent assignment thereof to Buyer is permitted by applicable law and Buyer requests that they be assigned;

         (r) to the extent not otherwise specified above, all assets of Seller listed on the Audited Closing Balance Sheet; and

         (s) all rights which Seller has in and to any pension plan, funds, or assets including but not limited to the Retirement Plan.


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Buyer acknowledges that although certain Purchased Assets, such as cold drink equipment and merchandising items may be listed in the books and records of Seller, the physical location and therefore the existence of such assets may not be determinable, and the failure by Buyer to locate or determine the existence of such assets will not provide the basis of or result in a claim against Seller hereunder or otherwise, so long as such missing items, in the aggregate, are not material to the Purchased Assets taken as a whole.

         1.2 EXCLUDED ASSETS. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the Purchased Assets expressly exclude the following:

         (a) bottling franchise rights of The Coca-Cola Company, the Dr Pepper Company and any and all franchisers of beverage products where Seller is the franchisee, such franchise rights to be conveyed by Seller to NABC, Inc., a Delaware corporation, pursuant to the Franchise Asset Purchase Agreement;

         (b) Coca-Cola memorabilia, desks and other personal property of Seller that have historically been used and enjoyed by the shareholders of Seller and are listed on Exhibit F hereto, and

         (c) the vehicles listed on Exhibit G hereto;

(collectively the "EXCLUDED ASSETS") provided, however, that (i) the Excluded Assets under Section 1.2(b) and (c) above shall have a value not to exceed in the aggregate One Hundred Thousand Dollars ($100,000) in net book value at Closing, and (ii) notwithstanding the application of GAAP, the net working capital of Seller as determined in the Audited Closing Balance Sheet will not be reduced as a result of retention of the Excluded Assets set forth in Section 1.2(b) and (c) above by Seller.

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                                   ARTICLE II
                 TRANSFER AND PURCHASE PRICE OF PURCHASED ASSETS

         2.1      TRANSFER.

         (a) Subject to the terms and conditions of this Agreement and by way of an "ASSIGNMENT AND BILL OF Sale" in substantially the form attached hereto as Exhibit H and the statutory warranty deed in substantially the form attached hereto as Exhibit I, Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase, receive and accept the Purchased Assets from Seller on the Closing Date. All of the Purchased Assets will be conveyed to Buyer free and clear of all liens, encumbrances, security interests, charges and liabilities whatsoever, except for those matters stated in the statutory warranty deed including but not limited to liens for real estate taxes for the current year, such real estate taxes to be prorated as provided in
         Section 6.2.

         (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE PURCHASED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR QUALITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, BUYER IS PURCHASING THE PURCHASED ASSETS ON AN "AS-IS, WHERE-IS" BASIS. THE PROVISIONS OF THIS SECTION 2.1 SHALL SURVIVE THE CLOSING OF THE TRANSACTION DESCRIBED HEREIN AND THE ISSUANCE OF ANY BILLS OF SALE, DEEDS OF TRANSFER, OR OTHER DOCUMENTS OF TRANSFER.


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


         2.2 PURCHASE PRICE. The purchase price for the Purchased Assets shall be, as adjusted in accordance with Article III hereinafter, (i) One Million Five Hundred Thousand Dollars ($1,500,000) being due in cash at closing (the "CASH PORTION"), (ii) the issuance of a term note by Buyer to Seller providing for payment of Two Million Five Hundred Seventeen Thousand Eight Hundred and Twenty-Seven Dollars and Nineteen Cents ($2,517,827.19) on July 15, 1998 and payment of One Million Dollars ($1,000,000) on January 31, 1999 in the form of Exhibit J (the "PROMISSORY NOTE"), and (iii) the assumption by Buyer of the Assumed Liabilities pursuant to the terms of an "ASSIGNMENT AND ASSUMPTION AGREEMENT" in substantially the form attached hereto as Exhibit K. Items (i),
(ii), and (iii) above are collectively referred to as the "PURCHASE PRICE". For purposes hereof, "ASSUMED LIABILITIES" means only those liabilities arising from the conduct of the Business in the ordinary course which (a) are liquidated and non-contingent liabilities of Seller incurred prior to Closing and (b) are reflected on the Audited Closing Balance Sheet. "Assumed Liabilities" expressly excludes any liability to the extent that it arises out of or is related to a breach by Seller with the terms and conditions of this Agreement. The Promissory Note will state on its face that it is subject to rights of offset and deferral of payment for purposes of the Adjustment to Purchase Price and indemnity claims regardless of whether it is held by Seller or a subsequent transferee.

         2.3 PAYMENT OF CASH PORTION; DELIVERY OF NOTES. The Cash Portion shall be paid to Seller in immediately available funds at Closing pursuant to the wire transfer instructions set forth in Exhibit L hereto.
The Promissory Note will also be delivered to Seller at Closing.

         2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated by Buyer among the Purchased Assets as of the close of business on the Closing Date. Buyer shall deliver this allocation to Seller within sixty (60) days following the completion of the Audited Closing Balance Sheet. Seller shall have seven (7) business days to review this allocation. The allocation shall be deemed final unless Seller notifies Buyer in writing of its objection within this seven (7) business day period, such notice to specify the nature of the objection. The parties shall then negotiate for an additional seven (7) business days to resolve the dispute. If the dispute is not resolved, Buyer shall engage an MAI (Member of the Appraisal Institute) commercial


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

appraiser acceptable to Seller (or if Seller does not agree to an appraiser, then any MAI commercial appraiser which would be acceptable to the commercial lending department of AmSouth Bank of Birmingham, Alabama) to appraise the Purchase Assets. The cost of the appraisal shall be shared equally between Seller and Buyer. The allocation of the Purchase Price as determined above will be appended to this Agreement as Exhibit M, and Seller and Buyer agree to timely and properly report this transaction for state and federal tax purposes in accordance with such allocation, including but not limited to the submission of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Internal Revenue Code Section 1060).

                                   ARTICLE III
                           PURCHASE PRICE ADJUSTMENTS

         3.1 SELLER NET WORKING CAPITAL ADJUSTMENT. The Purchase Price will be adjusted, upward or downward based on any positive or negative variance of the net working capital of Seller as of the Closing Date from Nine Hundred Ten Thousand Dollars ($910,000). The net working capital of Seller as of the Closing Date will be determined based upon the Audited Closing Balance Sheet, with any long-term liabilities treated as current liabilities for purposes of computing the Adjustment; i.e. net working capital for purposes of the Adjustment shall be current assets minus the sum of current and long term liabilities.

         3.2 PAYMENT OF ADJUSTMENT. If upon determination of the adjustment required under this Article III (the "ADJUSTMENT"), the Adjustment requires a reduction in the Purchase Price, then said amount will be offset against the Promissory Note. In the event that the outstanding principal amount of the Promissory Note is insufficient to make the full amount of the Adjustment, then the remainder of the Adjustment shall be offset against the Promissory Note issued as part of the Franchise Asset Purchase Agreement. In the event that the Adjustment requires an increase in the Purchase Price, then said amount will be added to the Promissory Note issued pursuant to this Agreement. In the event that an Adjustment occurs, the Promissory Note (or if applicable, notes) will be replaced in the following manner: Buyer shall deliver to Seller's counsel a replacement note or notes bearing the issue date of the original note which will be held in

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 escrow until Seller's counsel has obtained the original note or notes from Seller. Seller agrees to promptly surrendered the note or notes to its counsel. The surrendered note or notes shall be marked "canceled", and dispatched to Buyer's counsel by priority Federal Express(R) (simultaneously sending to Buyer's counsel a facsimile of the canceled note or notes along with the airbill tracking number). Upon dispatch, Seller's counsel shall be authorized to release the replacement note or notes to Seller.

         3.3 AUDITED CLOSING BALANCE SHEET. A closing balance sheet will be prepared by Buyer in accordance with United States generally accepted accounting principals ("GAAP") consistently applied for general purpose users, audited by the accounting firm of Price Waterhouse within ninety (90) days of the Closing Date and presented to Seller along with the Adjustment calculation for review and comment. The cost of the audit shall be borne by Buyer. Notwithstanding the application of GAAP, the Audited Closing Balance Sheet will treat any long-term liability as a current liability as specified in Section 3.1 above. The closing balance sheet as thus prepared and audited shall be referred to as the "AUDITED CLOSING BALANCE SHEET".

         3.4 REVIEW BY SELLER. During the preparation and audit of the Audited Closing Balance Sheet, Seller and Seller's accounting representatives shall be permitted to be present to review the details of and offer comments on (i) any contemplated decision as to the amount to reflect as contingency provisions or reserves on the Audited Closing Balance Sheet and (ii) any other item in which a discretionary decision is required. Materiality levels will be maintained at the level consistently used by Seller. Pursuant to such review, each party shall be entitled from time to time to examine the working papers prepared in connection therewith and the books and records of Seller, and discuss the preparation of the Audited Closing Balance Sheet and the Adjustment calculation and the conduct of the audit with the other party or its accountants. Such discussions shall be held by telephone or at places mutually agreeable to Seller and Buyer. All such review activities by a party shall be at the expense of such party.



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         3.5 SETTLEMENT PROCEDURE. In the event that Seller disagrees with the
Adjustment calculation, Seller shall deliver to Buyer (within fifteen (15) business days after delivery to Seller of the Audited Closing Balance Sheet) a written description of any such disagreements, and Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect thereto. If, after a period of twenty (20) business days following the date on which Buyer delivers to Seller the Audited Closing Balance Sheet, Buyer and Seller have not resolved any such disagreement, then Buyer and Seller shall jointly select a firm of independent public accountants, of nationally recognized reputation, which firm of accountants shall make a final and binding resolution of the disagreement. Such selection shall be made in the following manner: Seller shall submit within five (5) business days a list of three "Big Five" accounting firms together with the name of the partner at each firm who will be responsible for handling the firm's engagement, from which list Buyer shall select one firm within five (5) business days. The resolution of the disagreement shall be made within twenty (20) business days after the date on which the firm of accountants is selected or as soon thereafter as possible and shall be binding upon the parties. The costs and expenses for the services of such firm of accountants shall be borne equally by Seller and Buyer.

                                   ARTICLE IV
                                     CLOSING

The delivery of the Purchase Price pursuant to Section 2.2 hereof, the sale, transfer, assignment and delivery of the Purchased Assets pursuant to Section
2.1 hereof and the delivery of the other instruments, certificates and legal opinions required hereunder (the "CLOSING"), shall take place at the offices of Harman, Owen, Saunders & Sweeney 1900 Peachtree Center Tower, 230 Peachtree Street, N.W., Atlanta, Georgia commencing at 10 a.m. eastern standard time on _____________, January ______, 1998 or on such other date or such other time or place as the parties hereto shall agree; provided however, that unless the parties otherwise agree, such Closing shall take place on the next business day following the closing of the transactions contemplated by the Franchise Asset Purchase Agreement (the date and time of the Closing being referred to herein as the "CLOSING DATE"). At the Closing, (a) Seller shall convey the Purchased



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


Assets to Buyer by delivery of statutory warranty deeds, bills of sale and instruments of transfer and assignment satisfactory to Buyer and its counsel, including all documents necessary to transfer bank accounts, and shall deliver all certificates, opinions of counsel and other instruments and documents contemplated hereby all in form and substance reasonably satisfactory to Buyer's counsel and as shall be reasonably necessary and appropriate to effectively vest in Buyer good and marketable title in and to the Purchased Assets pursuant to the terms of this Agreement, and (b) Buyer shall deliver to Seller the Cash Portion of the Purchase Price, the term notes referenced in Section 2.2 above, the Assignment and Assumption Agreement, and all certificates and other instruments and documents contemplated hereby, all in form and substance reasonably satisfactory to Seller's counsel. The effective time of the Closing shall be 11:59 p.m. on the Closing Date.


                                    ARTICLE V
                       LIABILITIES NOT ASSUMED; BULK SALES

         5.1 LIABILITIES NOT ASSUMED. Buyer expressly assumes no liabilities or obligations of Seller whatsoever, other than the Assumed Liabilities. Without limiting the foregoing, Buyer specifically does not assume any liability of Seller with respect to obligations for any federal, foreign, state or local taxes except as provided in Section 6.2 or as provided on the Audited Closing Balance Sheet.

         5.2 WAIVER OF BULK SALES COMPLIANCE. In consideration of the indemnification provided by Seller in Section 9.7, Buyer waives compliance by Seller with any Bulk Sales Act of the State of Alabama and any other state, if and to the extent such acts are applicable. Nothing contained in this Section, however, shall be construed to be a determination by any of the parties hereto that any of such acts are applicable to the transactions contemplated by this Agreement.


                                   ARTICLE VI


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                  SALES AND TRANSFER TAXES, PRORATIONS AND FEES

         6.1 SALES AND TRANSFER TAXES. Seller shall be responsible for payment to the appropriate state or local governmental authorities of all transfer taxes, whether for personal property or real property, with respect to the sale contemplated herein. Buyer shall be responsible for all sales taxes, if any, with respect to the sale contemplated herein.

         6.2 PRORATIONS FOR REAL ESTATE AND PERSONAL PROPERTY TAXES AND UTILITIES. Real estate and personal property taxes for the fiscal tax year (October 1st through September 30th) in which the Closing takes place shall be prorated through the Closing Date. If the tax amount for such year has not been determined as of the Closing Date, taxes shall be prorated using the tax amount for the prior year and the parties agree, from and after the Closing Date and upon written demand of either party, to promptly remit to the other party such additional amounts as are necessary to discharge its prorata share of such taxes when the tax rate for the fiscal tax year in which the Closing occurs has been determined. This obligation to adjust the taxes shall survive the Closing. Real Estate and (if estimable) personal property tax prorations shall be reflected on the Audited Closing Balance Sheet. All utility charges and operating expenses of the Real Property shall be prorated based on the number of calendar days in the relevant billing period before and after the Closing Date. Since such amount will likely not be available at Closing, the parties agree that Buyer shall pay the utility bills for billing periods that span the Closing Date, and Seller shall promptly reimburse Buyer for Seller's prorata share of the utility expenses upon Buyer's presentation of copies of the utility bills to Seller.

         6.3 RECORDING OR FILING FEES. The party receiving a conveyance by deed, lease, assignment or otherwise shall pay any applicable recording or filing fees thereon.

         6.4 ATTORNEY'S AND ACCOUNTANT'S FEES, ETC.. Each party shall pay its own attorney's and accountant's fees and fees of other applicable professionals retained by such party. Seller shall be solely responsible for the fee of Glover Capital, Inc. and any other broker or finder retained by it. Notwithstanding the foregoing, Buyer agrees to reimburse Seller (on a monthly ba-


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sis as incurred) for all of its actual out-of-pocket costs, expenses and fees
(including attorney's fees) incurred by Seller in complying with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act as required by the transactions contemplated by this Agreement.


                                   ARTICLE VII
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby, Seller hereby makes the following representations and warranties to Buyer, each of which shall be continuing, shall be true at the date of execution hereof and on the Closing Date, and shall survive the Closing and the sale of the Purchased Assets and other transactions contemplated hereby as provided in Section 17.4 below. Where a particular representation or warranty is limited to Seller's knowledge, or to the knowledge of Seller, it shall refer only to the knowledge of any of the following: (i) any of the shareholders of Seller, (ii) Robert Carroll (Chief Operating Officer), (iii) Russell Isom (Director of Sales and Marketing), or
(iv) Elisa Means (Controller); all without personal liability to said persons.

         7.1 CORPORATE EXISTENCE, AUTHORITY AND BINDING EFFECT. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Alabama, and is in good standing as a foreign corporation in the state of Tennessee. Seller has full power and authority to own its properties and conduct the Business as now being conducted. Seller has full corporate power and authority to execute this Agreement and consummate the transactions contemplated hereby, and its shareholders and Board of Directors have properly approved the transactions contemplated by this Agreement. True and correct copies of the resolutions of the Board of Directors and shareholders of Seller authorizing Seller to enter into and consummate this transaction, properly certified by the President and Secretary of Seller, are attached hereto as Exhibit N. Upon execution and delivery, this Agreement, the statutory warranty deeds, Assignment and Bill of Sale, the Assignment and Assumption Agreement attached as exhibits hereto, and all other documents collateral hereto and thereto shall be valid and legally binding docu-ments, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         7.2 CAPITALIZATION AND GOOD TITLE TO SHARES. The authorized capital stock of Seller consists solely of shares of common stock all of which are owned either by Walter Matthews or Carolyn Matthews Lowe. There are no outstanding subscriptions, options, rights, warrants, or other agreements or commitments obligating Seller to issue or to transfer from treasury any additional shares of its capital stock. There are no pledges or other agreements which would give any other person or entity other than Walter Matthews or Carolyn Matthews Lowe the right to vote the shares of stock of Seller or any right to interfere with the consummation of the transactions contemplated hereunder.

         7.3 ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation, By-Laws, minute books and stock books of Seller which have been furnished to Buyer are true and complete and contain all amendments thereto to date, a record of all material corporate proceedings of Seller (in the case of the minute books and except as set forth in Schedule 7.3), and a record of all stock issuances and transfers (in the case of the stock books). Schedule 7.3 contains a true and complete list of all of the current officers and directors of Seller.

         7.4 FINANCIAL STATEMENTS. Attached as Schedule 7.4, are copies of the 1995 and 1996 financial statements of Seller (the "SELLER FINANCIAL STATEMENTS") which have been prepared in accordance with GAAP, and each of which fairly presents the financial position and results of operations of Seller as of the respective dates of the statements.

         7.5 LIENS AND GOOD TITLE. Seller owns, of record, all legal title and beneficial and equitable interest in and to all of the Purchased Assets. Seller has, and on the Closing Date will have, good and marketable title or valid leasehold interest to all of the Purchased Assets, free and


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


clear of any and all mortgages, deeds of trust, liens, security interests, pledges, encumbrances, encroachments, easements, leases, agreements, covenants, charges, restrictions, options, joint ownership or adverse claims or rights whatsoever, except for liens for taxes not yet due and those matters and limitations specified in the statutory warranty deed.

         7.6 NO CONFLICT. Neither the execution and delivery of this Agreement, the consummation by Seller of the transactions contemplated hereby, nor the fulfillment and compliance with the terms and provisions hereof will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any loan, note, bond, mortgage, lease, indenture, license, contract, agreement, or other instrument or obligation to which Seller is a party or by which any of its respective properties or assets are bound,
(ii) conflict with any provision of Seller's charter, bylaws, corporate agreement binding on Seller, or (iii) otherwise constitute an ultra vires act.

         7.7 INVENTORY AND PRODUCT IN THE TRADE. As of the Closing Date, the Inventory is in good and merchantable condition. To the knowledge of Seller, there is no pending governmental investigation or regulatory action affecting the Inventory.

         7.8 ACCOUNTS RECEIVABLE. Except as disclosed on Schedule 7.8, all accounts receivable reflected on the Audited Closing Balance Sheet will have arisen from transactions in the ordinary course of business, credit being extended in a manner consistent with Seller's regular credit practices. Reserves will be provided on the Audited Closing Balance Sheet consistent with historical reserve levels. Except as disclosed on Schedule 7.8, Seller has not been notified by any customer that such customer disputes or otherwise intends not to pay its debt as reflected in the accounts receivable in the ordinary course of business.

         7.9 CASE SALES ANALYSES. Attached hereto as Schedule 7.9 are copies of case sales analysis for the period commencing 1995 and ending July 31, 1997 (collectively the "CASE SALES ANALYSES"). To the knowledge of Seller, the Case Sales Analyses fairly and accurately reflect the sales of the Business for the periods then ended consistent with past practices.



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


         7.10     TAX RETURNS AND REPORTS. Except as set forth in Schedule 7.10:

         (a) Seller has filed all federal, state, local and foreign tax returns and reports required under the laws of the United States or any foreign country or any state or municipal or political subdivision of any of the foregoing ("TAX RETURNS") to be filed by Seller in respect of any Tax or Taxes. For purposes of this Agreement "TAX" and "TAXES" shall mean all income, gross receipt, gains, sales, use, employment, franchise, license, school, profits, property, ad valorem, excise or other taxes, estimated, import duties, fees, stamp, taxes and assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any additional charges, interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, or any charges, interest or penalties imposed by any taxing authority as the result of the failure to file any return.

         (b) Seller has paid or provided for all Taxes shown on the Tax Returns, and all deficiencies and assessments of Tax, interest or penalties.

         (c) Seller has no penalties or other charges which are, or will become, due with respect to late filing of any Tax Returns.

         (d) Except as set forth in Schedule 7.10, Seller has not had any of the Tax Returns audited for any fiscal year beginning after January 1, 1990. If any audits have occurred since January 1, 1990, all material results are summarized in Schedule 7.10.

All of the Tax Returns as filed were true and correct.

         7.11 BANK ACCOUNTS. Schedule 7.11 sets forth a complete and accurate list of each bank or financial institution in which Seller has an account or safety deposit box (giving the ad-dress and account numbers) and the names of the persons authorized to draw thereon or who have access thereto.

         7.12 OCCUPATIONAL SAFETY, HEALTH AND OTHER FILINGS. To the knowledge of Seller, Seller will list on Schedule 7.12 and deliver to Buyer at Closing all reports and filings made or filed by Seller pursuant to all applicable occupational safety and health legislation, regulations and orders since January 1, 1995.

         7.13 ABSENCE OF UNDISCLOSED CLAIMS AND LIABILITIES. Except as disclosed on Schedule 7.13, to Seller's knowledge there are no claims or liabilities of any nature, whether accrued, unaccrued, absolute, contingent or otherwise, which exist presently or which may arise in the future as a result of activities of Seller or the Business on or prior to the Closing Date which would impose any transferee liability on Buyer (including but not limited to product liability claims and claims for off-site disposal of hazardous waste or regulated substances) other than the Assumed Liabilities.

         7.14 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 7.14, to Seller's knowledge, neither Seller nor the Business is in violation or has received a notice of potential violation of any applicable federal, state or local law, statute, ordinance, order, rule or regulation relating to or affecting the ownership of the Purchased Assets or the operation or conduct of the Business.

         7.15 NO CONSENTS. All consents necessary to consummate the transactions contemplated herein shall be obtained prior to or at the Closing, except as otherwise provided herein. No consent or approval of, or declaration, filing or registration with, any non-governmental third party or any governmental authority is required to be obtained by Seller (i) in connection with the execution of this Agreement, (ii) for the consummation of the transactions contemplated hereby (including but not limited to the assignment of the contracts specified under Section 7.19) or (iii) for the operation of the Business other than compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act. For purposes of this Section, and as to consents required by soft drink franchisers, only the consent of The Coca-Cola Company and the Dr Pepper Company shall be considered necessary consents. No other consent of a soft drink franchiser shall be deemed a necessary consent.

         7.16 ABSENCE OF CHANGE. From July 31, 1997 and through the Closing Date and except as disclosed in Schedule 7.16, the other schedules and exhibits attached hereto or reflected in the Audited Closing Balance Sheet:

         (a) The business shall have been conducted in the ordinary course consistent with historical methods of operation.

         (b) The inventory of the Business shall have been maintained at ordinary, normal and customary levels, and no extraordinary change in purchases or sales shall have occurred.

         (c) There shall have been no loss, damage, claim, liability, adverse change to, of, or in the Business, and no event or condition shall have occurred which adversely affects the Purchased Assets, the intended use thereof or the prospects of the Business.

         (d) Seller shall not have sold, contracted to sell, conveyed, transferred, assigned, distributed, or otherwise disposed of any of the Purchased Assets, or any rights thereto, except for (i) the sale of Inventory in the ordinary and customary course of business and (ii) the transactions contemplated hereby.

         (e) Seller shall not have mortgaged, pledged, or granted any security interest in, and has not encumbered or otherwise caused a lien to be placed against any of the Purchased Assets, except liens for unpaid taxes not yet due and which have been adequately provided for in the Audited Closing Balance Sheet.

         (f) Except as disclosed in Schedule 7.16, Seller shall not have granted an increase in any bonus, fringe benefits, incentive or other compensation payable, or to become pay-able (except normal and customary salary increases and performance bonuses consistent with past practice), to any employee or agent of the Business, nor made any oral or written commitment to adopt or grant any bonus, incentive compensation, deferred compensation, profit sharing, pension, post employment or severance benefit (including insurance), golden parachute agreement, change of control agreement or other employee benefit.

         (g) Seller shall not have made any changes in its Business, including, without limitation, its advertising, pricing and employment policies beyond that which would be considered normal in the ordinary business fluctuations inherent in the soft drink bottling business.

         (h) Except as disclosed in Schedule 7.16, Seller shall not have made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Seller, or any direct or indirect redemption, purchase or other acquisition of such capital stock.

         (i) Seller has not received notice and Seller has no knowledge that a third party has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) relating to the Business involving more than $25,000 to which Seller is a party or by which it is bound.

         (j) Except as disclosed on Schedule 7.16, Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Business either involving more than $25,000 in the aggregate or outside the ordinary course of business.

         (k) Seller has not granted any license or sublicense of any rights with respect to any of its contract rights.

Additionally, Seller is not aware of any significant change in the customers, employees, equipment needs, markets, or suppliers of or to the Business.

         7.17 LICENSES AND PERMITS. To the knowledge of Seller, all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits from all governmental and non-governmental agencies and authorities which are material to the operation of the Business as presently conducted have been obtained. Schedule 7.17 contains a list of most, but not necessarily all of such items. For purposes of this Section, soft drink franchise rights shall not be included.

         7.18 MAJOR SUPPLIERS AND CUSTOMERS. To the knowledge of Seller,
Schedule 7.18 sets forth a list of most but not necessarily all of the suppliers of goods to Seller to whom Seller paid in the aggregate $5,000 or more during the most recent completed fiscal year, together with the approximate amount paid during such period and a list of most but not necessarily all of the customers of Seller to whom Seller sold more than Twenty-Five Thousand Dollars ($25,000) of products during the most recent completed fiscal year together with the approximate amount of product sold during such period. To Seller's knowledge, Seller has not been notified that any supplier or customer listed on Schedule 7.18, intends to diminish the amount of business which it will engage in with Seller subsequent to the Closing Date by more than ten percent (10%). Set forth on Schedule 7.18, is a list of most but not necessarily all of the volume incentive programs, rebate programs or consignment or special return arrangements Seller has with any of its customers. To Seller's knowledge, during 1997, no sales of products of the Business have been made which have resulted or will result in such customer holding more product inventory than such customer normally maintains and sells in the ordinary course of business.

         7.19 MATERIAL CONTRACTS AND COMMITMENTS. To Seller's knowledge,
Schedule 7.19 contains a reasonably complete and accurate list of all material contracts, agreements, commitments or understandings, whether oral or written, to which the Business or the Purchased Assets are subject ("CONTRACTS"). To the knowledge of Seller, each of the Contracts is valid, in full force and effect, and enforceable in accordance with its terms, except to the extent that the same may be limited by laws concerning insolvency, bankruptcy, or similar laws or equitable principles affecting the enforcement of creditors' rights generally.

         7.20 BUSINESS RECORDS. To the knowledge of Seller all of Seller's business records have been maintained in accordance with good and sound accounting and business practices.

         7.21     REAL ESTATE.

         (a) GENERAL. Except for the Real Estate, there is no real property owned or continuously occupied by Seller and used or connected with the Business.

         (b) CODES, ORDINANCES, USE AND NOTICE OF CONDEMNATION. To the knowledge of Seller, there are no existing, pending or proposed violations of any fire or health codes, building ordinances, or rules of the Board of Fire Underwriters (or organizations exercising functions similar thereto), with respect to the Real Estate. Seller has received no notice of any condemnation proceeding in process or proposed that would affect the Real Estate. Seller shall advise Buyer forthwith of any notice concerning violations, condemnation proceeding, and tax or utility rate increases that may affect the Real Estate.

         (c) NO NOTICE OF VIOLATIONS. To the knowledge of Seller, Seller's Business is in material compliance with all applicable laws, rules and regulations. To the knowledge of Seller, Seller has not received any notice of violations of any federal, state or local laws, ordinances, rules, regulations or orders relating to the Business or the Purchased Assets.

         (d) UTILITY CONNECTIONS. To Seller's knowledge, all public utility connections serving the Business have been completed, installed, activated, and paid for. To the knowledge of Seller (without a separate duty of independent inquiry) all utility connections are in compliance with appropriate codes, rules and regulations.

         (e) TAXES AND UTILITIES. Seller has no knowledge of any notice or any condition which would result in an increase in the assessments covering the Real Estate or utility rates affecting the Real Estate or the Business.

         (f) ACCESS. Seller, to its knowledge, presently has the unencumbered right to use (and to transfer to Buyer) all accesses from the Real Estate to and from public thoroughfares, as such accesses are presently configured and utilized.

         (g) RIGHT TO OPERATE. To Seller's knowledge, Seller has the legal right to operate all parts of the Real Estate in the manner in which it is currently being operated as a facility for the manufacture, distribution and sale of soft drink products.

         7.22 LITIGATION. Except as disclosed on Schedule 7.22, there is no governmental or private litigation, investigation, proceeding, claim, suit or audit of any kind whatsoever pending or, to the knowledge of Seller, threatened against Seller, the Business, or any of the Purchased Assets. Seller has no knowledge or reason to believe that there is any private person, other entity, or governmental agency who has any basis for any cause of action which would cause Seller, the Business or Buyer, as a transferee, to suffer any loss or liability not disclosed herein.

         7.23 LABOR RELATIONS. Except as disclosed on Schedule 7.23, since January 1, 1997, neither Seller nor the Business is, or has been, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees, nor does Seller have any notice or knowledge that any such unit or group has announced an intention to commence any organizational activities among the employees of the Business. Except as disclosed on Schedule 7.23, since January 1, 1997, Seller has not been accused, notified or made aware of any pending unfair labor or employment practice, discriminatory act or omissions, nor is there any pending or threatened strike, work stoppage, or other labor dispute affecting Seller or the Business.

         7.24 EMPLOYEE CONTRACTS, UNION AGREEMENTS AND BENEFIT PLANS. Schedule
7.24 sets forth a complete and accurate list and description of all oral or written employment, consult-ing or collective bargaining contracts, deferred compensation, change in control agreements, golden parachute agreements, profit-sharing, bonus, option, share purchase or other benefit or compensation commitment, benefit plans, arrangements or plans, including all welfare plans of or pertaining to the present for former employees of Seller, or Seller's predecessors in interest. Except as set forth on Schedule 7.24, Seller and its predecessors in interest have complied with all of their respective obligations, including the payment of all contributions, the filing of all reports, and the payment or accrual of all expenses for the period between the end of the previous plan year and the Closing Date, with respect to such contracts, commitments, arrangements and plans. The plans have been maintained in compliance with all applicable laws and regulations. The levels of insurance reserves and accrued liabilities with regard to all such plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

         7.25     EMPLOYEE BENEFIT PLANS.

         (a) The only employee pension benefit plan as defined in Section 3(2) of Employee Retirement Income Security Act of 1974 ("ERISA") and including all trusts executed in connection therewith, adopted or sponsored or maintained or contributed to by Seller with respect to which or as the result of which Seller has or may have had or may have any liability (specifically including, but not limited to, any liability for a partial or complete withdrawal from a "MULTI-EMPLOYER PLAN" as defined in Sections 3(37) and 4001(a)(3) of ERISA and any other liability arising under Title IV of ERISA) during the last five
         (5) years is the Coca-Cola Bottling Company Southeast, Incorporated Defined Benefit Plan (the "RETIREMENT PLAN"). The term "Seller" specifically includes for the purposes of this Section 7.25 Seller and any member of a controlled group with Seller under Section 414(b),(c),(m) or (o) the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE") or any organization to which Seller is a successor or parent corporation within the meaning of Section 4069(b) of ERISA. Seller has never been required to make or has made any contribution to any Multi-employer Plan.

         (b) The Retirement Plan is subject to a favorable determination letter; and all amendments made to the Retirement Plan prior to the Closing Date have either been considered in the determination letter or attached hereto as Schedule 7.25. To Seller's knowledge, no action has been taken (or failure to take action has occurred) which would cause such determination letter to be revoked. To the knowledge of Seller, the Retirement Plan has been administered and operated in accordance with its terms and in a manner so as to preserve such qualification. All Notices of Reportable Events required to be filed with the Pension Benefit Guaranty Corporation have been timely filed. Based on actuarial reports received by Seller, the Retirement Plan will be fully funded on a termination basis as of Closing so that if the Retirement Plan were terminated as of Closing there would be sufficient assets to pay for all liabilities accrued as of that date (assuming that all participants would be fully vested). As of Closing, Seller shall have withdrawn no assets out of the Retirement Plan.

         (c) (i) Neither Seller nor any fiduciary as defined in Section 3(21) of ERISA has taken any action or failed to take any action which would result in any liability to Buyer after the Closing Date with respect to the Retirement Plan or any welfare benefit plan within the meaning of
         Section 3(1) of ERISA maintained or contributed to by Seller during the last five (5) years (collectively the "EMPLOYEE BENEFIT PLANS"); and Buyer is specifically free from any obligation to continue any Employee Benefit Plan after the Closing Date.

                  (ii) There is not any contract, plan or commitment or legal requirement (other than the funding requirement of ERISA with respect to the Retirement Plan), that would require Buyer to create any additional employee benefit plan to provide or designed to provide benefits for any employees of Seller or their dependents or beneficiaries or that would require Buyer to make any contribution to or to pay any expense of the Retirement Plan or to any Employee Benefit Plan.

         7.26 ANTITRUST MATTERS. Seller and the Business are and throughout the applicable statutory period of limitations have been in compliance with all laws and regulations, whether federal or state, pertaining or relating in any way to the regulation of competition or trade among or between business entities, including but not limited to, Section 1 and 2 of the Sherman Act, Section 3 of the Clayton Act, the Robinson-Patman Act, the Lanham Act, Section 5 of the Federal Trade Commission Act and applicable state antitrust and trade laws, regulations and/or ordinances. The business and operations of Seller, or any predecessor, affiliate, parent or subsidiary thereof, have been conducted in full and complete compliance with any and all such laws, regulations and ordinances. To the knowledge of Seller, there is no grand jury or other federal or state investigation pending with regard to any antitrust matters involving Seller or the Business.

         7.27 ABSENCE OF CERTAIN PAYMENTS. Other than for services legitimately and openly performed under applicable laws and nominal non-cash gifts (with a total per donee retail value of less than $100.00 in any year), neither Seller, nor to Seller's knowledge, any agent, employee or representative of Seller has made any payment, gratuity, gift or thing of value to any present or prospective customer, supplier, government official, insurance carrier, referral source, employee or agent or any other person.

         7.28 NO BROKER OR FINDER. With the exception of Glover Capital, Inc. (whose fee will be paid by Seller), Seller has not had discussions with, negotiated with, been represented by, employed any broker or finder or incurred any liability for any brokerage fees, commission or finder's fees to any individual or entity in connection with this Agreement or any of the transactions contemplated hereby.

         7.29 NO MATERIAL OMISSION. To the knowledge of Seller, all facts material to the financial condition, assets, supplies, customers, business prospects, and results of operations of the Business have been disclosed to Buyer in writing in this Agreement. To the knowledge of Seller, no representation or warranty contained in this Agreement, and no Exhibit, certificate, Schedule, list or other information attached to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VIII
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer hereby makes the following representations and warranties to Seller, each of which shall be continuing, shall be true at the date of execution hereof and on the Closing date, and shall survive the Closing and the sale of the Purchased Assets and other transactions contemplated hereby as provided in Section 17.4 below:

         8.1 FORMATION, GOOD STANDING AND POWER. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full power and authority to execute this Agreement and consummate the transactions contemplated hereby. Buyer is qualified to transact business in the state of Alabama. Buyer's general and limited partners have properly approved the execution of this Agreement and the consummation of the transactions contemplated hereby and a copy of their resolution authorizing Buyer to execute this Agreement and consummate the transactions contemplated hereby, properly certified by the general partner of Buyer is attached hereto as Exhibit O. Upon execution, this Agreement and the transactions contemplated herein shall be the valid, legal and binding obligation of Buyer, enforceable in accordance with its terms, subject to equitable principles of any bankruptcy, insolvency, and other similar laws generally affecting creditors' rights.

         8.2 NO VIOLATION OR CONFLICT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any law or regulation to which Buyer is subject, or conflict with or cause a default under the terms of any agreement to which Buyer is a party, or by which it or any of its assets may be bound.

         8.3 NO LITIGATION. Buyer has not been served with notice that there is any ongoing or pending litigation or antitrust claim against Buyer, Buyer has no knowledge of any such litigation or claim being threatened, and Buyer has no knowledge of any basis for such litigation or claim, whether by private person, other entity, or governmental agency, where such litigation or claim would adversely affect the transactions contemplated by this Agreement.

         8.4 NO BROKERS OR FINDERS. Neither Buyer nor anyone acting on its behalf has had discussions with, negotiated with, been represented by, employed any broker or finder, or done anything to cause or incur any liability to any party for any broker's or finder's fees or the like in connection with this Agreement or any transaction contemplated hereby.

         8.5 FINANCIAL ABILITY. Buyer has the financial ability to consummate the transactions contemplated hereby, tender the Purchase Price, and honor the term notes constituting a portion of the Purchase Price in accordance with the terms of said notes.


                                   ARTICLE IX
                               COVENANTS OF SELLER

         Seller covenants and agrees with Buyer as follows:

         9.1 CONDUCT OF BUSINESS THROUGH THE CLOSING DATE. From the date hereof through and including the Closing Date:

         (a) Seller shall operate the Business diligently and only in the usual, ordinary and customary manner as a going business concern and use its commercially reasonable efforts to preserve its present business organizations intact so as to keep available the services of its present employees and agents, and to preserve its present business relationship with customers, suppliers, and others having business dealings with Seller.

         (b) Seller shall maintain in the same condition as existing on the date hereof (reasonable wear and tear excepted) all properties necessary for the conduct of the Business, whether owned or leased, real or personal;

         (c) Seller shall maintain its books, records, and accounts in the usual manner on a basis consistent with prior periods utilizing historical accounting practices.

         (d) Seller shall duly comply with all laws relevant to the conduct of the Business.

         (e) Seller shall not enter into any contract, commitment, lease or sublease relating to or affecting the Business, other than in the ordinary course of business, without the prior written approval of Buyer.

         (f) Seller shall use its commercially reasonable efforts to preserve for Buyer the relationships existing with Seller's suppliers, customers, employees and others having business relationships with Seller.

         (g) Seller shall maintain insurance consistent with past practice upon the Purchased Assets until Closing, and, unless Buyer elects to terminate this Agreement pursuant to Article XIV, Seller shall transfer and convey to Buyer all amounts received under such insurance for an insured loss, such amounts to be included in the Purchased Assets.

         (h) Seller shall take all action reasonably necessary to maintain the utility services being provided to the Real Estate.

         (i) Except for Assumed Liabilities, Seller shall hold Buyer harmless from all claims for labor, materials, supplies, and defective product which, if unpaid, might become a lien or charge upon the Purchased Assets, or impose transferee liability upon Buyer.

         (j) Except in the ordinary course of business and with the approval of Buyer, Seller will not create or assume any mortgage, pledge, lien, encumbrance or charge of any kind (including vendor's rights under conditional sales agreements or other title retention agreements) upon the Purchased Assets, whether owned or hereafter acquired, except such mortgages, liens, pledges, encumbrances or charges, if any, as are consented to in writing by Buyer in advance.

         (k) Except in the ordinary course of business or with the approval of Buyer, Seller shall not sell or remove any of the Purchased Assets from the Real Property.

         (l) Except in the ordinary course of business or with the approval of Buyer, Seller shall not make any distribution of its assets.

         9.2 REPRESENTATIONS AND WARRANTIES. Seller shall use its commercially reasonable efforts to cause the representations and warranties of Article VII to be true and correct as of the Closing Date; provided however, that the foregoing shall not limited Buyer's indemnification rights under Article XV hereof.

         9.3 COMPLETION OF TRANSACTIONS. Seller shall use its commercially reasonable efforts to assure that the conditions set forth in Article XII hereof are satisfied on or prior to the Closing Date.

         9.4 ACCESS TO PROPERTIES AND RECORDS. Seller shall give to Buyer and its financial advisors, counsel, accountants, institutional investors and lenders and other representatives, during normal business hours, access to all properties, books, contracts, documents, and records with respect to Seller's business and affairs as Buyer may request to conduct due diligence and as shall be necessary to effectuate full disclosure to Buyer of all facts affecting the financial condition, business operations and assets of the Business which a reasonably prudent business person knowledgeable in transactions of this nature would consider to be material. No investigation by Buyer shall, however, diminish or limit in any way the representations or warranties of Seller as set forth in Article VII hereof, unless Buyer has actual knowledge of the breach on or prior to the Closing and has consummated the Closing of this Agreement without affording Seller notice of the breach and a reasonable opportunity to cure the breach or to elect to Close without penalty.

         9.5 REFRAIN FROM NEGOTIATIONS WITH OTHERS. For the period beginning with the date of execution of this Agreement to and through the Closing Date or January 31, 1998, whichever shall first occur, Seller and its agents shall negotiate and deal exclusively with Buyer for the sale of the Purchased Assets and Seller shall cause its agents and the shareholders of Seller not to entertain, solicit, or consider any other offers from a third party for the acquisition of any of the stock or assets of Seller.

         9.6 NONPUBLICITY AND NONDISCLOSURE OF TERMS. Seller shall take all reasonable steps to minimize any publicity regarding this transaction to third parties without prior approval of Buyer, and Seller shall not, without the prior written consent of Buyer, disclose the Purchase Price or any other terms of this Agreement or the transactions contemplated hereby to any third party other than as requested by Buyer in writing, or as required by subpoena, civil investigative or discovery demand, criminal investigative demand or similar order lawfully issued by a court of competent jurisdiction, or as otherwise required by law; provided, however, that if Seller receives any of the foregoing, Seller shall promptly notify Buyer and cooperate with Buyer at Buyer's expense to quash or otherwise limit the scope of such disclosure.

         9.7 BULK SALES. Seller acknowledges noncompliance with any applicable bulk sales or transfer act and agrees to pay all of its creditors as Seller's liabilities accrue and become due and payable to the extent that such liabilities are not Assumed Liabilities as provided herein. Subject to Section
15.4 and 15.5 hereof, Seller shall indemnify and hold harmless Buyer from and against, and reimburse and pay to Buyer the full amount of any and all loss, damage, liability, cost obligation or expense (including reasonable expenses and fees of counsel) incurred by Buyer, directly or indirectly, by reason of Seller's failure to pay its creditors as provided above.

         9.8 TERMINATION OF EMPLOYEES. On the Closing Date, Seller shall terminate the employment of all those employees of Seller that Buyer wishes to employ so as to make the services of such persons available to Buyer. Buyer may, at its sole discretion, employ such persons under agreements which are terminable at will.

         9.9 NAME CHANGE OF SELLER. On the Closing Date, Seller shall file with the probate court of Lauderdale County, Alabama such documents as are necessary to amend its Certificate of Incorporation and change its name to one dissimilar to any of the names constituting part of the Purchased Assets under Section 1.1(k).

         9.10 FURTHER ASSURANCES. Seller shall on the Closing Date, and from time to time thereafter, promptly at Buyer's request and without further consideration, execute and deliver to Buyer such instruments of transfer, conveyance and assignment as Buyer shall reasonably request to transfer, convey and assign more effectively the Purchased Assets to Buyer.

         9.11 EMPLOYEE BENEFIT PLANS. Eligibility to participate in any plan of Buyer will be based on the rules of Buyer's plans; and the parties recognize that in individual cases, employees who were eligible to participate in Seller's Employee Benefit Plans may not have immediate eligibility for Buyer's plans or may be subject to a pre-existing condition waiting period. Seller and Buyer agree that Buyer is not acquiring or succeeding to any obligations with respect to the Employee Benefit Plans and that Buyer is not intended to be and is not a successor employer to Seller for any purposes, including with respect to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), and that no benefit plan sponsored or maintained by Buyer is intended to be and no such benefit plan shall be a successor plan to any of Seller's Employee Benefit Plans. Seller agrees that it will comply with COBRA after the Closing with respect to all qualified beneficiaries who had a qualifying event as of or prior to the Closing. Seller will provide the certification described in Sections 9801 et seq. of the Code to the extent required by law for all employees of Seller on the Closing Date.

         9.12 RETIREMENT PLANS. Subsequent to Closing, Seller covenants and agrees to comply with those corporate resolutions of Seller attached hereto as Exhibit P.

         9.13 NO CHANGE TO GOVERNING DOCUMENTS. Prior to Closing, Seller shall not amend its Articles of Incorporation or Bylaws.

         9.14 SETTLEMENT OF RELATED PARTY TRANSACTIONS. Prior to Closing, all obligations owed to Seller by any shareholder, employee or other related party of Seller shall be settled in full either in cash or in such other way acceptable to Buyer, such that there are no assets reflected on the Audited Closing Balance Sheet which arise out of or are related to amounts owed to Seller by any such related party.


                                    ARTICLE X
                        COVENANTS OF BUYER AND GUARANTOR

         Buyer (and as specified, Guarantor) hereby covenants and agrees with Seller as follows:

         10.1 REPRESENTATIONS AND WARRANTIES. Buyer shall use its commercially reasonable efforts to cause the representations and warranties of Article VIII to be true and correct as of the Closing Date; provided however, that the foregoing shall not limit Seller's indemnification rights under Article XV hereof.

         10.2 COMPLETION OF TRANSACTIONS. Buyer shall use its best efforts to assure that the conditions set forth in Article XIII hereof are satisfied on or before the Closing Date.

         10.3 NONDISCLOSURE OF PROPRIETARY INFORMATION. All proprietary and confidential information of Seller made available to Buyer shall remain the property of Seller pending Closing. Prior to Closing (and in the event there is no Closing), Buyer shall restrict its use of any and all information received from Seller for the purposes specified herein and to prepare the filings and take such action as is required by applicable law, including but not limited to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, and otherwise will be governed by the confidentiality agreement entered into between Buyer and Glover Capital Inc. as of August 22, 1997 and that certain "Binding Proposal to Purchase Coca-Cola Bottling Company, Southeast, Incorporated" dated October 27, 1997.

         10.4 MEDICAL AND AUTOMOBILE INSURANCE. Buyer will provide family medical benefits for Walter Matthews and Carolyn Matthews Lowe as follows: It is anticipated that the current medical plan provided by Seller can be converted to personal family policies for Mr. Matthews and Mrs. Lowe, the cost of which will be paid by Buyer for a period of five (5) years from the Closing Date, not to exceed Ten Thousand Dollars ($10,000) per year for both policies. If the policies are not convertible, Buyer will provide outside policies with similar benefits for a period of five (5) years from the Closing Date, with cost not to exceed Ten Thousand Dollars ($10,000) per year for both policies. Buyer will also pay for a period of five (5) years from the Closing Date, the cost of premiums for automobile insurance for automobiles owned and/or operated by Mr. Matthews and Mrs. Lowe, provided that the sum total of medical insurance and automobile insurance premiums does not exceed Ten Thousand Dollars ($10,000) per annum.

         10.5 UNDERSTANDING REGARDING ADVISORY SERVICES. As partial consideration for inducing Guarantor to enter into this Agreement, Walter Matthews agrees that he will act in an advisory capacity from time-to-time to Robert D. Pettus, Jr., Executive Vice-President of Guarantor. Guarantor anticipates that most of Mr. Matthews' activities will be related to assisting Guarantor in identifying acquisition opportunities and furthering its relationships with other bottlers. If it is required that Mr. Matthews travel, entertain, and/or incur business expenses in the performance of his duties, those expenses will be reimbursed by Guarantor as sole fees for his services pursuant to this Section. The advisory position will be for the years 1998, 1999 and 2000. Mr. Matthews may terminate this advisory relationship at any time. It is understood and agreed that Mr. Matthews may set his own hours and days of work, and will furnish his own business tools and supplies. He will have the discretion to discharge his responsibilities in any way he believes appropriate, Guarantor being interested only in the results achieved. Mr. Matthews is not required to devote his full time and attention to the performance of his duties under this Section, and shall be free to engage in any other employment or activity he chooses, provided that the same does not represent a conflict of interest. Mr. Matthews will be deemed an independent contractor of Guarantor for all purposes, and shall neither have the power to bind Guarantor or Buyer for any purpose, nor represent to any third party that he has such power.

         10.6 UNDERSTANDING REGARDING TRAVEL. Guarantor shall provide Mr. Matthews and Mrs. Lowe the opportunity to participate in franchiser sponsored travel and meetings to the same extent as available to Guarantor's employees with expenses not to exceed Five Thousand Dollars ($5,000) per year per person for a period of three (3) years.

         10.7 NONDISCLOSURE OF TERMS. Buyer shall not, without the prior written consent of Seller, disclose the purchase price or any other economic terms of this Agreement or the transactions contemplated hereby to any third party, other than as required by law, including but not limited to the Securities Act of 1933 and other state or federal securities law. In the event that Buyer is ordered to make a disclosure by virtue of a subpoena, civil investigative or discovery demand, criminal investigative demand or similar order lawfully issued by a court of competent jurisdiction, then Buyer shall promptly notify Seller and cooperate with Seller to quash or otherwise limit the scope of such disclosure. In the event that on or after the date hereof and through the Closing Date, Buyer desires to disclose the fact of this transaction to customers of Seller for purposes of transition, Buyer shall so notify Seller in advance.

         10.8 RECORDS RETENTION. Buyer covenants that from the Closing Date through January 31, 2000 (and thereafter absent the notice specified in the next sentence) it shall not intentionally either destroy or discard the financial, business and other records of Seller which Buyer is acquiring pursuant to
Section 1.1(j) above, and shall allow Seller to have access to said records upon reasonable notice and during normal business hours. From and after January 31, 2000, Buyer may provide Seller with sixty (60) days written notice of Buyer's intention to no longer be responsible for the retention of such records. At any time within such sixty (60) day notice period, Seller may request such records, and thereupon Buyer shall make such records available for transfer to Seller. If Seller does not claim and take custody of such records prior to the expiration of the sixty (60) day period, then Buyer shall thereupon and thereafter be discharged from any responsibility for the retention of such records.

         10.9     EMPLOYMENT OF SELLER PERSONNEL.

         (a) Buyer covenants that it shall hire sufficient numbers of Seller's personnel such that Seller shall not have been subject to the notification requirements of the federal "WARN" Act for its actions under Section 9.8 above.

         (b) For purposes of assisting Seller with its "COBRA notice" requirements under Section 9.11 above, Buyer agrees that it will, on Seller's behalf, issue such notice to Seller's employees in a timely fashion as required by law.

         (c) Buyer agrees that it will continue to maintain the health insurance coverage currently offered by Seller to its employees, until such time that all employees who are hired by Buyer can be enrolled in Buyer's standard health insurance plan.

                                   ARTICLE XI
                COVENANT OF THE PARTIES AS TO PLAN OF REMEDIATION

The parties agree that prior to the Closing Date, Buyer, at its sole cost and expense, has caused an environmental audit of the Real Estate to be made. Based on this audit, it is agreed that subsequent to Closing, Buyer shall (i) cause the floor tile in the vending office to be covered (along with the preparation of an operation and maintenance plan relating to the tile) and (ii) cause the remediation of soil contamination in the vicinity of a fuel dispenser island which was associated with fuel tanks that were removed in 1989. Buyer's actual cost of the foregoing shall be billed to Seller and promptly reimbursed by Seller to Buyer in cash, provided that the cost of such reimbursement by Seller to Buyer shall in no event exceed twenty-one thousand five hundred dollars ($21,500) in the aggregate. This reimbursement shall be paid outside of Closing and shall not be subject to the indemnification provisions of Article XV hereof. After Closing, Seller shall have no contractual liability to Buyer for any other environmental item not specified above, unless such item results from intentional fraud, negligence between the date hereof and the Closing Date, or intentional misrepresentation.

                                   ARTICLE XII

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         The obligations of Buyer to complete the Closing are subject to the satisfaction on or before the Closing Date of each of the following conditions precedent; provided, however, that the election of Buyer to complete the Closing, notwithstanding that any such condition is not fulfilled by such time, shall not preclude Buyer from seeking redress from Seller for breach of the terms of this Agreement, provided that if Buyer has actual knowledge of the failure, notice of the failure to fulfill the condition has been provided to Seller and Seller has been given a reasonable opportunity to fulfill the condition or elect not to Close without penalty.

         12.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article VII shall have been true and correct in all material respects on the date made and shall be true and correct on the Closing Date. Buyer shall have received a certificate to that effect signed by the Chief Executive Officer of Seller. The parties expressly intend that a non-material breach by Seller of its representations and warranties shall not give Buyer the right to refuse to consummate the Closing or to terminate this Agreement pursuant to Article XIV. However, such Closing shall be without prejudice to Buyer's rights of indemnification under Article XV hereof, unless Buyer has actual knowledge of the breach on or prior to the Closing and has consummated the Closing of this Agreement without affording Seller notice of the breach and a reasonable opportunity to cure the breach, or elect not to close without penalty.

         12.2 PERFORMANCE OF COVENANTS. Seller shall have performed and complied with all the covenants, obligations, and conditions required to be performed or complied with by Seller on or before the Closing Date pursuant to this Agreement. Buyer shall have received a certificate to that effect signed by the Chief Executive Officer of Seller. The parties expressly intend that a non-material failure by Seller to perform or comply with any such covenant, obligation, or condition shall not give Buyer the right to refuse to consummate the Closing or to terminate this Agreement pursuant to Article XIV. However, such Closing shall be without prejudice to Buyer's rights of indemnification under Article XV hereof, unless Buyer has actual knowledge of the failure on or prior to the Closing and has consummated the Closing of this Agreement without affording Seller notice of the failure and a reasonable opportunity to cure the failure, or elect not to Close without penalty.

         12.3 CERTIFIED COPY OF AUTHORIZING RESOLUTIONS. Buyer shall have received a copy of Seller's board of director and shareholder resolutions approving this transaction, duly certified by the Secretary of Seller.

         12.4 NO IMPAIRMENT TO PURCHASED ASSETS. None of the Purchased Assets or the Business shall have been adversely impaired (whether by fire, accident, act of war, casualty, labor disturbance, legislation, regulation, or any other adverse circumstance) to the extent that, in Buyer's reasonable opinion, such impairment would render the Facility substantially unable to conduct the Business on the Closing Date with the Purchased Assets.

         12.5 LICENSES AND PERMITS NECESSARY FOR BUYER TO CONDUCT BUSINESS. Buyer shall have received all licenses and permits necessary for it to conduct its business and affairs utilizing the Purchased Assets subsequent to the Closing; provided that Buyer shall use its best efforts to obtain such items. In the event that such items are not obtained, Buyer's sole remedy (notwithstanding any other provision of this Agreement to the contrary) is to delay the Closing for a period not to exceed thirty (30) days.

         12.6 OPINION OF SELLER'S COUNSEL. Buyer shall have received the opinion of Seller's counsel, Cox and Young, substantially in the form attached hereto as Exhibit Q.

         12.7 NO LITIGATION. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent the consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. As to the Franchise Contracts (as that term is defined in the Franchise

Asset Purchase Agreement), only litigation concerning the franchise rights granted by The Coca-Cola Company and the Dr Pepper Company shall be subject to the provisions of this Section.

         12.8 CERTIFICATES OF GOOD STANDING. At Closing, Seller shall have delivered to Buyer a certificate of existence and good standing of Seller from the office of the Alabama Secretary of State dated not earlier than five (5) days prior to the Closing Date. Seller shall also deliver a certificate of existence of Seller from the office of the Tennessee Secretary of State certifying the due qualification of Seller to transact business in the State of Tennessee as a foreign corporation dated not earlier than five (5) days prior to the Closing Date.

         12.9 COMPLIANCE WITH HSR. The parties acknowledge, that all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act have expired or otherwise been terminated.

         12.10 ACQUISITION OF FRANCHISE RIGHTS BY NABC, INC. Under no circumstances shall Buyer have any obligation to consummate this transaction unless and until NABC, Inc. has acquired from Seller pursuant to the Franchise Asset Purchase Agreement the franchise rights to bottle and distribute the beverage brands of The Coca-Cola Company and the Dr Pepper Company in the same territories where Seller has historically held franchise rights, and The Coca-Cola Company and the Dr Pepper Company have granted said territorial franchise rights to NABC, Inc. pursuant to substantially the same franchise terms as have been granted to other subsidiaries of Guarantor. Additionally, the Franchise Asset Purchase Agreement shall have been consummated in accordance with its terms. The conditions set forth in this Section shall not apply if the failure to satisfy these conditions is due to the fault, act or omission of Buyer, NABC, Inc., or Guarantor.

         12.11 DELIVERY OF DOCUMENTS OF TRANSFER AND TITLE INSURANCE. Seller shall deliver all deeds (which in the case of the Real Estate shall mean a statutory warranty deed), assignments and other documents referenced in or contemplated by this Agreement which are necessary or appropriate to consummate the transactions contemplated hereby, including but not limited to such documents as are customarily presented in real estate transactions occurring in the state of Alabama. Additionally, at Closing, Seller shall provide Buyer with a title insurance commitment on ALTA Commitment - 1966 issued by Chicago Title Insurance Company (or such other nationally recognized title insurance company reasonably acceptable to Buyer) committing to insure Buyer's fee simple title to the Real Estate with Schedule B Standard Exceptions numbered 1,2,3,4 and 5 waived. The coverage on the Real Estate shall be in a face amount of One Million Five Hundred Thousand Dollars ($1,500,000). Subsequent to Closing, Seller shall cause the title insurance policy in conformity with the commitment to be promptly issued.

         12.12 CONSENTS. Seller shall obtain in writing prior to Closing those approvals and consents, if any, required to transfer to and vest in Buyer the Purchased Assets. Seller shall deliver to Buyer copies, reasonably satisfactory in form and substance to Buyer's counsel, of such approvals and consents.

         12.14 SELLER RESOLUTIONS REGARDING RETIREMENT PLANS. Seller shall have entered into those corporate resolutions regarding its Retirement Plans as specified in Section 9.12 above.

                                  ARTICLE XIII
              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         The obligations of Seller to complete the Closing are subject to the satisfaction on or before the Closing Date of each of the following conditions precedent; provided, however, that the election by Seller to complete the Closing notwithstanding that any such condition is not fulfilled by such time shall not preclude Seller from seeking redress from Buyer for breach of the terms of the Agreement, provided that if Seller has actual knowledge of the failure, notice of the failure to fulfill the condition has been provided to Buyer and Buyer has been given a reasonable opportunity to fulfill the condition or elect not to Close without penalty.

         13.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article VIII shall have been true and correct in all material respects on the date made, and shall be true and correct on the Closing Date. Seller shall have received a certificate to that effect signed by a duly authorized officer of Buyer. The parties expressly intend that a non-material breach by Buyer of its representations and warranties shall not give Seller the right to refuse to consummate the Closing or to terminate this Agreement pursuant to
Article XIV. However, such Closing shall be without prejudice to Seller's rights of indemnification under Article XV hereof, unless Seller has actual knowledge of the breach on or prior to the Closing and has consummated the Closing of this Agreement without affording Buyer notice of the breach and a reasonable opportunity to cure the breach, or elect not to Close without penalty.


         13.2 PERFORMANCE OF COVENANTS. Buyer shall have performed and complied with all covenants, obligations, and conditions required to be performed or complied with by Buyer on or before the Closing Date pursuant to this Agreement. Seller shall have received a certificate to that effect signed by a duly authorized officer of Buyer. The parties expressly intend that a non-material failure by Buyer to perform or comply with any such covenant, obligation, or condition shall not give Seller the right to refuse to consummate the Closing or to terminate this Agreement pursuant to Article XIV. However, such Closing shall be without prejudice to Seller's rights of indemnification under Article XV hereof, unless Seller has actual knowledge of the failure on or prior to the Closing and has consummated the Closing of this Agreement without affording Buyer notice of the failure and a reasonable opportunity to cure the failure, or elect not to Close without penalty.

         13.3 OPINION OF BUYER'S COUNSEL. Seller shall have received an opinion of Witt, Gaither & Whitaker, P.C., counsel to Buyer and Guarantor, substantially in the form attached hereto as Exhibit R.

         13.4 NO LITIGATION. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction, or before any arbitrator, wherein an unfavorable injunction, order, decree, ruling, or charge would (a) prevent the consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         13.5 CERTIFICATES OF GOOD STANDING. At Closing, Buyer shall provide Seller with a certificate of existence from the office of the Tennessee Secretary of State certifying the existence and good standing of Buyer in the state of Tennessee, and a certificate of existence from the office of the Alabama Secretary of State certifying the good standing of Buyer in the state of Alabama as a foreign limited liability company. Such certificates shall be dated not more than five (5) days prior to the Closing Date.

         13.6 COMPLIANCE WITH HSR. The parties acknowledge that all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act have expired or otherwise been terminated.

         13.7 ACQUISITION OF FRANCHISE RIGHTS BY NABC, INC. Under no circumstances shall Seller have any obligation to consummate this transaction unless and until NABC, Inc. has acquired from Seller pursuant to the Franchise Asset Purchase Agreement the franchise rights to bottle and distribute the beverage brands of The Coca-Cola Company and the Dr Pepper Company in the same territories where Seller has historically held franchise rights. Additionally, the Franchise Asset Purchase Agreement shall have been consummated in accordance with its terms.

         13.8 CERTIFIED COPY OF AUTHORIZING RESOLUTIONS. Seller shall have received a copy of Buyer's resolutions approving this transaction, duly certified by Buyer's general partner.

         13.9 CLOSING. The Closing shall have occurred no later than January 31, 1998.

                                   ARTICLE XIV
                                   TERMINATION

         14.1 CONDITIONS OF TERMINATION. The obligations of the parties with respect to the Closing shall terminate:

         (a) At the election of Buyer, at or prior to Closing, if any of the conditions precedent set forth in Article XII have not been fulfilled on or before the Closing Date, or if any other circumstance shall have occurred entitling Buyer to terminate this Agreement pursuant to the terms hereof.


         (b) At the election of Seller, at or prior to Closing, if any of the conditions precedent set forth in Article XIII have not been fulfilled on the Closing Date, or if any other circumstance shall have occurred entitling Seller to terminate this Agreement pursuant to the terms hereof.


         14.2 EFFECT OF TERMINATION. In the event of termination in accordance with Section 14.1: (i) this Agreement shall become null and void and of no further force or effect, except as otherwise provided herein, (ii) this Agreement shall be deemed to be rescinded, (iii) each party shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated herein, and (iv) no party shall have further liability to any other party because of the failure to consummate the transactions contemplated hereby.

                                   ARTICLE XV
                                 INDEMNIFICATION

         15.1 INDEMNIFICATION BY SELLER. Sellers shall indemnify and hold Buyer harmless from and against, and reimburse and promptly pay to Buyer the full amount of, any and all loss, damage, liability, cost, obligation or expense (including reasonable expenses and fees of counsel) incurred by Buyer, directly or indirectly, as a result of:

         (a) a breach of any representation, warranty or agreement of Seller contained in this Agreement or the Franchise Asset Purchase Agreement, or in any certificate or document delivered to Buyer by Seller which is specified in this Agreement;

         (b) a failure of Seller to perform or comply with any covenant, agreement or obligation required by this Agreement or the Franchise Asset Purchase Agreement to be performed or complied with by Seller; or

         (c) any event or circumstance arising out of or relating to the conduct of the Business on or prior to the Closing Date that was not an Assumed Liability.

All undisputed claims, undisputed portions of partially disputed claims, and disputed claims that have been resolved by agreement of the parties or pursuant to the provisions of Section 15.7 below shall first be applied against the Liability Deductible in the manner set forth in Section 15.4 hereof, and shall be subject to the Seller indemnity cap set forth in Section 15.5 hereof. To the extent that any claim of Buyer against Seller is indemnified by Seller, Seller shall receive all of Buyer's rights in and to such claim and Seller shall be entitled to pursue third parties in satisfaction of such claim as Seller shall deem appropriate.

         15.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold Seller harmless from and against, and reimburse and promptly pay to Seller the full amount of, any and all loss, damage, liability, cost, obligation or expense (including reasonable expenses and fees of counsel) incurred by Seller, directly or indirectly, as a result of:

         (a) a breach of any representation, warranty or agreement of Buyer contained in this Agreement or the Franchise Asset Purchase Agreement, or in any certificate or document delivered to Seller by Buyer which is specified in this Agreement;

         (b) a failure of Buyer to perform or comply with any covenant, agreement or obligation required by this Agreement or the Franchise Asset Purchase Agreement to be performed or complied with by Buyer; or

         (c) an event or circumstance arising out of or relating to the conduct of the Business subsequent to the Closing Date.

         15.3 NOTICE OF POTENTIAL CLAIMS AND OPPORTUNITY TO PARTICIPATE IN DEFENSE. Promptly after either Buyer or Seller becomes aware of any claim whatsoever which would be subject to indemnification set forth in Sections 15.1 or 15.2 above, such party shall provide the other party with prompt written notice of such claim stating all information regarding the claim that the party possesses. The duty to provide information is a continuing one, and the party claiming indemnification shall provide all new and/or additional information to the indemnifying party as it becomes available. If the notified party acknowledges its obligation to indemnify, then it shall have the option to provide, at its own expense, the defense of any such claims, provided that (i) the option to defend is exercised and notice of such election is given to the indemnified party within fifteen (15) days of receipt of notice of the claim for indemnification, (ii) the indemnified party shall be kept fully informed of the defense, said defense to be vigorously pursued by the indemnifying party, (iii) the indemnified party shall have the right, at its expense, to participate in the defense and (iv) no material strategic decision or settlement offer or response by the indemnifying party shall be made without the prior consent of the indemnified party (such consent not to be unreasonably withheld or delayed). Nothing herein shall be deemed to prevent Buyer or Seller from making a claim for indemnification hereunder for potential or contingent claims or demands provided the notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the notifying party has reasonable grounds to believe that such a claim or demand may be made. Upon the determination that a claim is subject to indemnification (either by agreement or pursuant to the resolution of the dispute pursuant to Section 15.7 below) and the indemnified party has suffered an out of pocket loss, the claim shall bear interest at the same rate as the Promissory Note from the date which is thirty (30) days subsequent to the date on which notice of claim was given to the other party, until the date the claim is satisfied (which in the case of Buyer's claims is the date on which the claim is applied to the Liability Deductible pursuant to Section 15.4 below or the date that the claim is paid by way of offset to the Promissory Note or otherwise). All claims for indemnification must be made prior to the expiration of the applicable representation and warranty as provided in Section 17.4 below.

         15.4 LIABILITY DEDUCTIBLE. Subject to the last sentence of this Section, Seller shall not be required to indemnify Buyer pursuant to this
Article XV unless and until the aggregate amount of all indemnification claims made by Buyer to Seller under this Agreement and the Franchise Asset Purchase Agreement (without duplication) exceed one half of one percent (0.5%) of the sum of (i) Twenty-Eight Million Six Hundred Thousand Dollars ($28,600,000) plus the "Purchase Price" as adjusted by the "Adjustment" pursuant to Articles II and III hereof. The result of the foregoing calculation shall be referred to as the "LIABILITY DEDUCTIBLE". Only the amounts in excess of the Liability Deductible are recoverable by Buyer. Notwithstanding the foregoing, Seller's responsibilities under the plan of remediation shall not be subject to the Liability Deductible, and Seller shall be liable for all costs and expenses of remediation to the extent specified in Article XI.


         15.5     SELLER'S INDEMNITY CAP, METHOD OF PAYMENT.

         (a) The maximum indemnity liability of Seller for (i) breaches of this Agreement (other than for breaches of Sections 7.1, 7.2 and 7.5 hereof) plus (ii) breaches of the Franchise Asset Purchase Agreement (other than for breaches of Sections 5.1, 5.2 and 5.4 thereof) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000). The method of indemnity payment shall be by way of offset to the Promissory Note, or otherwise as provided herein. Such offset shall be by way of substitution of the Promissory Note using the same procedure as specified in Section 3.2 hereof.

         (b) To the extent that proceeds from the Promissory Note have been distributed by Seller directly or indirectly to or for the benefit of one or more shareholders of Seller, then the indemnity obligation shall devolve to such shareholder to the extent of such distribution to the individual shareholder.

         (c) In the event that Buyer has made a timely claim for indemnification, and to the extent such claim is in excess of the Liability Deductible, Buyer shall be entitled to withhold payment of an amount equal to such claim from the amounts otherwise due and payable pursuant to the Promissory Note. In such event, the amount so withheld shall continue to bear interest as provided in the Promissory Note until the resolution of such claim. Upon resolution, such amounts, if any, still due to Seller shall be promptly paid, with accrued and unpaid interest.

         15.6 EXCLUSIVE REMEDIES. The parties intend that all matters within the scope of the indemnification provisions of this Article XV shall be resolved pursuant to this Article XV and that this Article XV shall constitute the sole and exclusive remedy of Buyer with respect to such matters or with respect to any other breach of this Agreement, it being understood that the remedies provided in this Article XV shall supersede any conflicting statutory or common law rights of either party. The foregoing shall not apply to claims involving intentional fraud or intentional misrepresentation.

         15.7 ARBITRATION. In the event a dispute arises under this Agreement over a claim for indemnification, and if such dispute continues for a period in excess of thirty (30) days subsequent to the date of the claim, either party shall have the right to demand arbitration and the dispute shall then be submitted to a mutually agreeable arbitrator or, if none are mutually agreeable, to the American Arbitration Association for arbitration under the Commercial Arbitration Rules of the Association, as then in effect. If deemed appropriate by the arbitrator, the prevailing party's costs and expenses incurred in connection with the arbitration, including reasonable attorney's fees and expenses, shall be awarded to the prevailing party. The arbitration shall be under the law applicable to this Agreement and held in Atlanta, Georgia. The award of the arbitra-tor shall be binding upon the parties and may be registered with any court of competent jurisdiction as a judgment.



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


                                   ARTICLE XVI
                      DEFINITIONS, SCHEDULES AND EXHIBITS.


         16.1     DEFINITIONS.
DEFINED TERM                        SECTION WHERE DEFINED      PAGE REFERENCE
------------                        ---------------------     ---------------
Adjustments                                 3.2
Agreement                                   Introduction
Assignment and Assumption Agrmt             2.2
Assignment and Bill of Sale                 2.1
Assumed Liabilities                         2.2
Audited Closing Balance Sheet               3.3
Business                                    Preamble
Buyer                                       Introduction
Case Sales Analysis                         7.9
Cash Portion                                2.2
Closing                                     Article IV
Closing Date                                Article IV
COBRA                                       9.11
Code                                        7.25(a)
Contracts                                   7.19
Employee Benefit Plans                      7.25(c)
Environmental Laws                          7.30(a)
ERISA                                       7.25(a)
Excluded Assets                             1.2
Facility                                    1.1
Franchise Asset
   Purchase Agreement                       Preamble

Furniture and Furnishings                   1.1(c)
GAAP                                        3.3



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



Improvements                                1.1(a)
Interim Balance Sheet                       1.1
Inventory                                   1.1(i)
Land                                        1.1(a)
Liability Deductible                        15.4
Machinery and Equipment                     1.1(b)
Multi-employer Plan                         7.25(a)
Purchase Price                              2.2
Purchased Assets                            1.1
Real Estate                                 1.1(a)
Retirement Plan                             7.25(a)
Review Period                               17.1
Seller                                      Introduction
Seller Financial Statements                 7.4
Spare Parts                                 1.1(f)
Supplies and Miscellaneous Items            1.1(d)
Tax or Taxes                                7.10(a)
Tax Returns                                 7.10(a)
Vehicles                                    1.1(e)

16.2     LIST OF SCHEDULES AND EXHIBITS.

SCHEDULES         DESCRIPTION                                  PAGE REFERENCE
---------         -----------                                 --------------
Schedule 7.3      Seller's Officers and Directors
Schedule 7.4      Financial Statements
Schedule 7.8      Accounts Receivable
Schedule 7.9      Marketing Summary and Case Sales Analysis
Schedule 7.10     Tax Returns and Reports
Schedule 7.11     Bank Accounts
Schedule 7.12     OSHA Reports


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


Schedule 7.13     Undisclosed Liabilities
Schedule 7.14     Compliance With Laws
Schedule 7.16     Absence of Change
Schedule 7.17     Licenses and Permits
Schedule 7.18     Major Suppliers and Customers
Schedule 7.19     Material Contracts and Commitments
Schedule 7.22     Litigation
Schedule 7.23     Labor Relations
Schedule 7.24     Employee Contracts, Union Agreements
                    and Benefit Plans
Schedule 7.25     Employee Benefit Plans

EXHIBITS                   SECTION REFERENCE                  PAGE REFERENCE
--------                   -----------------                  ---------------
Exhibit A                           1.1(a)
Legal Description of Land

Exhibit B                           1.1(b)
Machinery and Equipment

Exhibit C                           1.1(c)
Furniture and Furnishings

Exhibit D                           1.1(e)
Vehicles

Exhibit E                           1.1(m)
Leases and Contracts

Exhibit F                           1.2
Property retained by Seller

Exhibit G                           1.2
Excluded Assets

Exhibit H                           2.1
Assignment and Bill of Sale

Exhibit I                           2.1

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



Warranty Deed

Exhibit J                           2.2
Promissory Note

Exhibit K                           2.2
Assignment and Assumption
Agreement

Exhibit L                           2.3
Seller's Wire Transfer
Instructions

Exhibit M                           2.4
Purchase Price Allocation

Exhibit N                           7.1
Seller's Resolutions

Exhibit O                           8.1
Buyer's Resolutions

Exhibit P
Seller Resolutions Regarding
Retirement Plans                    9.12

Exhibit Q                           12.8
Opinion of Seller's Counsel

Exhibit R                           13.4
Opinion of Buyer's Counsel



                                  ARTICLE XVII
                                  MISCELLANEOUS

         17.1 BUSINESS DAYS. All references in this Agreement to "business days" shall mean any day when the Federal Reserve Bank of Atlanta, Georgia is open for business.


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



         17.2 RISK OF LOSS. The risk of loss or damage to the Purchased Assets from fire, storm, act of God or other casualty shall be borne by Seller through the Closing Date.

         17.3 SIMULTANEOUS CLOSING. All transactions at Closing including execution of collateral documents referenced herein shall be deemed to take place simultaneously and none shall be deemed to take place until all shall have taken place.

         17.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties, obligations, covenants and agreements contained herein shall survive the Closing as follows: All representations and warranties of the parties shall expire unless a claim is made prior to the first (1st) anniversary of the Closing Date, except for the representations and warranties under Sections 7.1, 7.2, 7.5, and 8.1, which will survive indefinitely.

         17.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original, and all of which together shall constitute one and the same instrument.

         17.6 CAPTIONS. The captions and subject headings are for convenience of reference only, and shall not affect the meaning or construction to be given to any of the provisions hereof.

         17.7 GENDER. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties and context may require.

         17.8 NOTICES. Any notice, demand, request, consent, approval or other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent either by facsimile transmission, or nationally recognized overnight courier (utilizing guaranteed next business morning or day delivery), addressed to the party to be notified at the following address, or to such other address as such party shall specify by like notice:



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



         If to Seller, then to:
               Mr. Walter Matthews
               381 East Colinas Blvd.
               Apartment 5005
               Irving, TX  75039
               Facsimile:  (972) 409-2481

               AND BETWEEN THE DATES OF JUNE 1ST AND AUGUST 30TH OF EACH YEAR:

               Mr. Walter Matthews
               276 Hazelwood Lane
               Florence, AL 35634
               Facsimile:  (205) 757-3920

         With a copy to:

                Mrs. Carolyn Matthews Lowe
                381 East Colinas Blvd.
                Apartment 5005B
                Irving, TX  75039
                Facsimile:        (972) 409-2481


                Frederick F. Saunders, Jr., Esq.
                Harman Owen Saunders & Sweeney, P.C.
                1900 Peachtree Center Tower
                230 Peachtree Street, NW
                Atlanta, Georgia  30303
                Facsimile:  (404) 525-4347


                Mark A. Cohen, Esq.
                Cohen, Darnell & Cohen
                302 North Market Street
                Suite 200
                Dallas, TX  75202
                Facsimile:   (214) 655-2601


         If to Buyer then to:

                CCBC of Nashville, L.P.
                1900 Rexford Road
                Charlotte, North Carolina 28211


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



                Attention:  Umesh M. Kasbekar
                Facsimile:  (704) 551-4030

         If to Guarantor then to:

                Coca-Cola Bottling Co. Consolidated
                1900 Rexford Road
                Charlotte, North Carolina  28211
                Attention:  Umesh M. Kasbekar
                Facsimile:  (704) 551-4030

         With a copy to:

                Jonathan M. Minnen, Esq.,
                Witt, Gaither & Whitaker, P.C.
                1100 SunTrust Bank Building
                736 Market Street
                Chattanooga, Tennessee  37402
                Facsimile:  (423) 266-4138

Notices given as provided shall be deemed effective upon receipt if by personal delivery, upon confirmed reception of transmission if by facsimile, or if by recognized overnight courier, on the date delivery is acknowledged to said courier.


         17.9 "INCLUDING". Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

         17.10 ENTIRE AGREEMENT, MODIFICATION. This instrument contains the entire agreement of the parties with respect to the subject matter hereof, all previous agreements and discussions relating to the same or similar subject matter being merged herein. The parties acknowledge and agree that neither of them has made any representations with respect to the subject matter of this Agreement or any representations inducing the execution and delivery hereof except as specifically set forth herein. Each of the parties hereto acknowledges that it has relied on its own judgment in entering into this Agreement. This Agreement may not be changed, amended, or modi-

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


fied including specifically the provisions of this paragraph, except by a writing signed by both parties hereto. The provisions of this paragraph may not be changed, amended, modified, terminated, or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

         17.11 ASSIGNMENT. This Agreement and the rights, obligations and duties of the parties hereto shall not be assignable or otherwise transferable, provided that the rights, obligations and duties of Buyer may be assigned to a related party of Buyer. In the event of assignment by Buyer, the assignee shall expressly assume, in writing delivered to Seller, the liabilities and obligations of Buyer hereunder, and Buyer shall remain liable for the full performance of all of the assigned liabilities and obligations under this Agreement, which liabilities and obligations of Buyer and Guarantor shall be a primary liability and obligation for full and prompt performance and payment. Buyer shall promptly notify Seller of any such assignment.

         17.12 BINDING EFFECT AND BENEFIT. This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors and administrators, successors and permitted assigns.

         17.13 PARTIAL INVALIDATION. If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions contained herein. In such event, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were limited to the minimum extent whereby such terms would be valid, legal and enforceable, and, if such limitation is not possible, this Agreement shall be construed and interpreted as if such invalid, illegal or unenforceable terms were severed and not included herein unless the result of such limitation or severance would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         17.14 WAIVER. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach.


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



         17.15 EXHIBITS AND SCHEDULES. All Exhibits, Schedules and documents specified in this Agreement shall be deemed to be incorporated herein by any reference thereto as if fully set out, and a matter disclosed in one Schedule or Exhibit shall be deemed to be disclosed in all other Schedules or Exhibits in which such disclosure is called for.

         17.16 NO THIRD PARTY BENEFICIARIES. This Agreement shall not create any rights for the benefit of any third party other than as expressly provided for herein.

         17.17 GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be interpreted and construed in accordance with the laws of the State of Tennessee.

         17.18 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Seller acknowledges that since Guarantor is a publicly traded company, Seller will not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Guarantor.

         17.19 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. Therefore, in the event of any ambiguity in the construction or interpretation of this Agreement, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         17.20 GUARANTY. In order to induce Seller to enter into this Agreement, Guarantor hereby unconditionally guarantees the full and prompt payment and performance of all obligations of Buyer under this Agreement as for Guarantor's own debt and obligation. Guarantor hereby waives any right to require Seller to take any action against Buyer prior to enforcing this guaranty against Guarantor. Guarantor agrees that Seller may grant one or more extensions to fulfill such obligations or release or reach a compromise with any person liable for such obligations without giving Guarantor notice or without obtaining Guarantor's consent. This guaranty is absolute, unconditional, continuing, primary and irrevocable under any and all circumstances and shall not be released, in whole or in part, by any action or thing which might, but for this provision, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission, action or failure to act by Seller (whether or not Guarantor's risk is varied or increased or its rights or remedies are affected thereby), or by reason of any further dealings between Seller and Buyer, and Guarantor hereby expressly waives and surrenders any defense to its liability hereunder based upon, and shall be deemed to have consented to, the foregoing. Guarantor hereby waives notice of acceptance hereof, notice of non-payment or default by Buyer, presentment, demand, notice of dishonor, protest and any other notices of any kind. This guaranty is a guaranty of payment and performance, not merely of collection. This guaranty is subject to Guarantor's right to assert any defense which could be asserted by Buyer. Under no circumstances shall Guarantor's liability to Seller exceed the liability of Buyer to Seller hereunder; provided, however, that the discharge in bankruptcy of Buyer shall not act to discharge Guarantor's obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year aforesaid.

SELLER:
Coca-Cola Bottling Company Southeast, Incorporated


By:      _____________________________________________
         Walter Matthews, Chief Executive Officer


Attest:  _____________________________
         ____________________, Secretary


BUYER:

CCBC of Nashville, L.P.

By:      Coca-Cola Bottling Company of Tennessee, LLC, General Partner

         By:      Coca-Cola Bottling Co. Consolidated, Member

                  By: _____________________________________________
                           Umesh M. Kasbekar, Vice-President

                  Attest: _________________________________________
                           _______________________, _____ Secretary


GUARANTOR:

Coca-Cola Bottling Co. Consolidated


By:      _____________________________________________
         Umesh M. Kasbekar, Vice-President


Attest:  _______________________________
         ____________________, _________Secretary

FOR PURPOSES OF SECTIONS 10.4, 10.5 AND 10.6 OF THIS AGREEMENT:


---------------------------------
WALTER MATTHEWS

FOR PURPOSES OF SECTIONS 10.4 AND 10.6 OF THIS AGREEMENT:


---------------------------------
CAROLYN MATTHEWS LOWE